Exhibit 10.1

Envision Solar International, Inc.

Non-Employee Directors’ Compensation

Effective October 20, 2020

In a Board meeting held on October 20, 2020, upon the recommendation of its Compensation Committee, the Board approved the following directors’ compensation for non-employee directors of the Company: (1) a quarterly cash retainer of $5,000 effective on October 1, 2020; (2) an annual grant for $100,000 divided by the average daily closing price of BEEM stock for the preceding year, which will be 12,200 shares for each director for the stock grants on October 20, 2020, to be issued under the plan annually on October 1 going forward and which shall vest quarterly in four (4) equal installments; (3) a payment of $1,000 for attendance in person (or $500 for attendance telephonically) for regularly scheduled board meetings; and (4) to the independent lead director, who is currently Robert C. Schweitzer, an additional annual grant of 40% of the board grant, which will be 4,900 shares for the stock grant on October 20, 2020, to be issued under the Plan annually on October 1 going forward and which shall vest quarterly in four (4) equal installments. All directors are reimbursed for reasonable expenses incurred in connection with attendance at board or committee meetings.